EXHIBIT 5

                                BAKER & DANIELS
                           300 NORTH MERIDIAN STREET
                                  SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                (317) 237-0300



June 1, 1999


Showpower, Inc.
18128 S. Santa Fe Avenue
Rancho Dominguez, California 90221

   Re: Registration Statement on Form S-8

Ladies and Gentlemen:

   We have acted as counsel to Showpower, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering the offer and sale of up to 434,500 shares (the "Incentive Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to the Company's 1998 Stock Option and Incentive Plan, as amended (the "Incentive Plan").

   In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

   Based on the foregoing, we are of the opinion that the Incentive Shares have been duly authorized and, when issued in accordance with the Incentive Plan, will be validly issued, fully paid and non-assessable.

   Our opinion expressed above is limited to the federal law of the United States and the law of the State of Delaware.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons who consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ BAKER & DANIELS